Exhibit 4.4
Reglamento Sindicato de Partícipes
BBVA International Preferred, S.A., Sociedad Unipersonal
REGULATIONS OF THE SYNDICATE OF BBVA INTERNATIONAL
PREFERRED, S.A. UNIPERSONAL PREFERENCE SECURITY HOLDERS
CHAPTER I
Association, Purpose, Domicile, Duration and Political Rights
Article I. Association.-
The syndicate (the “syndicate”) of BBVA International Preferred, S.A. Unipersonal preference security holders (the “issuer” or the “issuing body”) shall be automatically constituted by holders of its preference securities, once said company has filed the first certificate of such preference securities issue with the competent Companies Registry.
All and any holders of BBVA International Preferred, S.A. Unipersonal preference securities at any time shall automatically join the syndicate as the book entries are made in the records of IBERCLEAR, or whatever agency may replace it, from such time as the first preference securities issue certificate is entered in the registry.
For the purposes of these regulations, holders of the issuer’s preference securities shall be jointly known as the “security holders”.
Article II. Purpose.-
The object and purpose of the syndicate is to regulate any political rights that the securities holders may be entitled to pursuant on Article V hereof and to establish the terms and conditions governing relations between the syndicate and the holders of the issuer’s preference securities
Article III. Domicile.-
The registered offices of the syndicate shall be at Paseo de la Castellana, 81, 28046 —MADRID-.
Article IV. Duration.-
It shall last as long as there are preference securities in the issuer and, once these have been redeemed, it shall last until such time as BBVA International Preferred, S.A. Unipersonal has met all and any obligations it has with the security holders.
Article V. Political rights of the Security Holders.-
For the purposes of these regulations, security holders shall hold political rights with regard to the issuer when whatever exceptional conditions may be established in the respective conditions of issue of the issuer’s preference securities are met pursuant to

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Reglamento Sindicato de Partícipes
BBVA International Preferred, S.A., Sociedad Unipersonal
Act 19/2003 concerning the legal regime governing international capital movements and financial transactions and certain measures aimed at preventing money laundering.
Hence, the particular circumstances under which the security holders have political rights with regard to the issuer must be determined in each and every one of the preference security certificates registered by the issuer and said rights shall be exercised under whatever terms and conditions may be established therein.
CHAPTER II
General Meeting of Security Holders with political rights, general regime for decision making and qualified majorities
Article VI General Meeting of Security Holders with political rights.-
The supreme body representing the syndicate is the general meeting of security holders. Said general meeting is empowered to decide anything the may be necessary for exercising security holders’ political rights with regard to the issuing body in the best possible manner, provided said political rights arise in accordance with the terms and conditions established in each preference security issue certificate. It may appoint the syndicate commissioner or remove him/her from office, after consulting with and receiving the approval of the issuer; take any due legal action where applicable and approve the expenses arising from the defence of the common interests.
Article VII. General regime for decision making
7.1
All syndicate decisions shall be taken by the majorities established below of the issuer’s security holders who are entitled to political rights pursuant to the terms and conditions of each issue of preference securities.
7.2
All decisions shall be taken by an overall majority of the holders of BBVA International Preferred, S.A. Unipersonal preference securities in circulation with political rights recognised by the terms and conditions of their issue and with the attendance of two-thirds of said preference securities. Said decisions shall be binding for all security holders with recognised political rights on the issuer, including those not attending the meeting and those not in favour of said decisions. Each preference security shall entitle the holder to one vote. In the event of not obtaining a quorum of two thirds of the preference securities in circulation with political rights, the general meeting may be convened again at least one day after the first meeting, in which case decisions may be taken by an overall majority of the security holders with political rights present. These decisions shall be binding for all security holders with recognised political rights on the issuer, in the same manner as that established above.
Article VIII. Qualified majorities.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Reglamento Sindicato de Partícipes
BBVA International Preferred, S.A., Sociedad Unipersonal
8.1.
Notwithstanding the article above, if the security holders are entitled to appoint or replace additional members of the BBVA International Preferred, S.A. Unipersonal board of directors, in accordance with the corresponding issuer’s preference security issue certificates, said decision shall require the votes of security holders with recognised political rights who also represent the majority (51%) of the liquidation shares, as these are defined in the preference security issue documents.
8.2.
Any decision to modify or cancel the rights granted by any series of the company’s preference securities taken by means of an amendment to the issuer’s company bylaws shall also require the votes of at least two thirds (2/3) of the preference securities concerned, in order to be valid.
8.3.
In the event of winding up or dissolving the issuer, if the respective conditions of issue entitle holders of preference securities to declare a general meeting of security holders independently from, and prior to holding the general assembly to wind up the issuer, in order to decide whether it is for or against winding up the company, said decision must be taken by the meeting with the reinforced majorities established in Spanish law and by the company bylaws of the issuer.
8.4.
Decisions that require qualified majorities pursuant to each of the security issue certificates shall also be taken by the pertinent qualified majority.
Article IX. Proxies.-
Holders of preference securities may appoint another security holder as their proxy by means of a letter signed specifically for each meeting.
Article X. Convening meetings.-
The general meeting of security holders may be convened by the commissioner as often as he/she may consider to useful for exercising the political rights of security holders, if the conditions of issue of the preference securities so establish, or whenever he/she is required to do so by a number of preference security holders that represent at least 10% of the liquidation shares, as these are defined in the corresponding issue prospectus. In this latter case, the commissioner must convene the meeting within 30 days of receiving the request from the security holders.
Furthermore, if the commissioner does not convene the general meeting within the time limit established above, the holders of BBVA International Preferred, S.A. Unipersonal

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Reglamento Sindicato de Partícipes
BBVA International Preferred, S.A., Sociedad Unipersonal
preference securities may convene said general meeting directly, if they have the support of 10% of the liquidation shares, as defined in the corresponding issue documents or prospectuses of each series of the issuer’s preference securities.
Meetings must be convened by announcing a call to meeting in the nation-wide publication with at least [15] days notice.
Notwithstanding the above, the general meeting shall be considered convened and valid for dealing with any issue, provided that all the security holders with political rights recognised in the corresponding conditions of issue of the issuer’s preference securities are present and that they vote unanimously in favour of holding said meeting.
Article XI. Right of attendance-
All security holders with political rights in accordance with the corresponding conditions of issue of their preference securities who can prove ownership of said securities at least five days before the date of the meeting shall be entitled to attend, to take the floor and to vote. Ownership of securities shall be accredited in the manner and in accordance with whatever requisites may be indicated in the published call to meeting.
The issuer’s directors, the commissioner and the secretary shall also be entitled to attend and to take the floor, but shall not be entitled to vote. The commissioner and the secretary shall also be entitled to vote if they are security holders and if they have political rights pursuant to the corresponding conditions of issue of their preference securities.
In the event of co-ownership of one or more preference securities, the parties concerned shall appoint one of said co-owners to represent them and shall, at the same time, establish an order of proxies to cover the possibility of absence of one of these, when said proxy is appointed.
In the event of usufruct of preference securities, the usufructuary is entitled to the interests and all other rights due to the outright owner. And in the event of a pledge, the security holder is entitled to exercise all rights, and the pledgee shall help the debtor to exercise said rights until such time as the pledge may be executed.
Article XII. Chair.-
The general meeting of security holders shall be chaired by the commissioner of the syndicate, or somebody substituting for him or her. The chair will appoint a secretary for each meeting, who does not have to be a security holder.
Article XIII. Commissioner of the Syndicate.-
The commissioner shall preside over the syndicate with whatever powers may be conferred on him/her by these regulations and the issue prospectus of the corresponding series of preference securities and any other powers conferred on him/her by the general meeting of security holders for taking whatever actions and exercising whatever rights

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Reglamento Sindicato de Partícipes
BBVA International Preferred, S.A., Sociedad Unipersonal
said meeting is entitled to, acting as a liaison between the company and the syndicate. Said powers include the following:
•	To convene meetings of the syndicate of security holders with political rights pursuant to Article X of these regulations,

•	To chair syndicate meetings,

•	To direct the discussions and deliberations of the general meeting of security holders, establishing the order of intervention of the attending security holders and setting the duration of the interventions, if any,

•	To draft agendas for the meetings and for the general meeting of security holders

•	And to enforce the decisions taken by the general meeting, for which he/she shall have the broadest possible powers of attorney to represent said meeting.
The commissioner of the syndicate of security holders shall be appointed in the first of the issuer’s security issue certificates and shall be newly designated for the post in each subsequent preference security issue certificate registered by the issuer.
In the event of absence or illness, the commissioner shall be replaced by whatever security holder may be designated by said commissioner and, in the event of the absence of said designated security holder, the commissioner shall be replaced by the security holder with the largest number of preference securities, until such time as the general meeting may decide on a new appointment, if any.
The above notwithstanding, in the event of designating a substitute commissioner, said substitute shall replace the original commissioner in the aforementioned events of absence or illness.
Article XIV. Minutes.-
The minutes of the general meeting shall be signed by the chair and by the secretary specially designated for each meeting, and all copies and certificates of said minutes that may be issued shall be signed by the secretary, with the endorsement of the chair.
Article XV. Communications.-
For the purposes of these regulations, any communication between any security holder owning the issuer’s preference securities and the commissioner of the syndicate, shall be addressed to said commissioner at the registered offices of the syndicate, at the address that appears in Article III herein.
CHAPTER III
Procedures, agreement of Security Holders and Syndicate expenses
Article XVI. Procedures.-
All procedures or actions affecting the general or collective interest of the security holders with recognised political rights in their respective terms and conditions of issue

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Reglamento Sindicato de Partícipes
BBVA International Preferred, S.A., Sociedad Unipersonal
may only be carried out on behalf of the syndicate with the authorisation of the general meeting of security holders and these will be binding on all of them without exception.
Article XVII. Agreement of security holders.-
Acquisition of the issuer’s preference securities implies that each security holder is fully ratifying the issue contract and the commissioner named in the preference security certificate, his/her membership of the syndicate and his/her acceptance of these regulations and his/her agreement for said syndicate to accept full legal liability for all purposes.
Article XVIII. Expenses.-
All expenses arising from the operation of the syndicate shall be met by the issuing body, although these may not under any circumstances exceed [1%] of the annual interest due on the preference securities issued.
CHAPTER IV
Supplementary rules
Article XIX. Supplementary Rules
The bylaws of the issuing company and the Company Act concerning the syndicate of security holders shall be applicable for anything not established in these regulations or in the legal provisions currently in force.
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WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.